Exhibit 10.39

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is effective as of February 7, 2016 (the “Effective Date”), by and between Cellular Biomedicine Group, Inc., a Delaware corporation (the “Company”), and Wei (William) Cao, having a place of business at 22B, 3131 Hong Mei Rd., Shanghai 201103 (the “Consultant”).

Section 1. SERVICES.  The Company hereby retains Consultant and Consultant hereby agrees to render consulting services (“Services”) to the Company as Advisor to the Chief Executive Officer for the term of this Agreement.  The Services shall include those duties set forth on Exhibit A hereto.  The Consultant will not perform any Services for the Company except as authorized or requested by the Company.  Consultant agrees to engage in and complete the Services in a professional and workmanlike manner.

Section 2. TERM AND TERMINATION.

(a) This Agreement is effective as of the Effective Date, and will terminate on February 7, 2018 (the “Termination Date”), unless terminated earlier pursuant to subsection (b) or (c) below or extended by mutual consent of the Consultant and the Company.

(b) Prior to August 7, 2016, this agreement may be terminated by the Company only for the following:

(i)	a material breach by the Consultant of his obligations under this Agreement;

(ii)
intentional non-performance or mis-performance of Consultant’s Services, or, in the sole judgment of the Chief Executive Officer, the refusal to abide by or comply with the directives of the Chief Executive Officer or the Company's policies and procedures;

(iii)
conviction of, or a plea of nolo contendere to, a felony or other crime involving moral turpitude provided such conviction is not the result of the Consultant carrying out his Services under this Agreement for the Company (given the nature of the Company’s business activities);

(iv)	Consultant’s gross negligence in the performance of his Services under this Agreement;

(v)
Consultant’s willful dishonesty, fraud or misconduct with respect to the business or affairs of the Company, that in the sole judgment of the Company’s Board of Directors, materially and adversely affects the Company;

(vi)	Consultant’s commission of any willful act in direct competition with or materially detrimental to the best interests of Company; or

(vii)	misappropriation by the Consultant of any material amount of funds, property, or rights of the Company.

(c) This Agreement may be terminated as of August 7, 2016 or at any time thereafter for any reason by either the Company or the Consultant by giving at least thirty (30) days’ prior written notice of termination to the other party.

(d) Termination of this Agreement shall not affect (i) the Company’s obligation to pay for Services previously rendered by the Consultant or expenses reasonably incurred by the Consultant for which the Consultant is entitled to reimbursement under Section 3 of this Agreement, or (ii) the Consultant’s continuing obligations to the Company under Sections 5, 6 and 7 of this Agreement.

Section 3. COMPENSATION.

(a) As compensation for the Services to be rendered pursuant to this Agreement, the Company shall pay to Consultant the sum of $12,500 per month (or approximately $288.46 per hour), for an average  of 10 hours of Service per week but not to exceed 10 hours per week for the term, , to be paid in cash [on a monthly basis] in accordance with Company policy. Consultant’s time spent on (i) travel required by the Company in connection with Services rendered, (ii) the performance of his duties as a member of the board of directors of the Company, or (iii) any other activity outside of the Services provided for herein shall not be compensated and shall not count towards the 10 hour maximum set forth herein.

(b) The Company shall reimburse the Consultant for actual travel and other out-of-pocket expenses incurred solely in connection with Services performed pursuant to the Company’s request.  Prior to August 7, 2016, such expenses may include up to 10,000 RMB per month for car and driver expenses incurred while performing Services in Shanghai.  All travel and out-of-pocket expenses pursuant to this Section 3(b) shall be incurred in accordance with Company policy (including but not limited to economy class air travel) and pre-approved by the Company and after submission by the Consultant of reasonably detailed invoices documenting such expenses.

(c) During the 12-month period following the Effective Date (the “Coverage Period”), the Company shall pay for the Consultant’s premiums charged to continue medical coverage pursuant to the Company’s existing employee health plan commencing with continuation coverage for the month in which the date of determination occurs, provided, that to the extent the Consultant is ineligible to receive, or the Company is not able to provide, continuation coverage under the Company’s existing employee health plan, the Company shall pay the Consultant a cash payment equal to $1,667 for each month in the Coverage Period during which such continuation coverage is ineligible.  No cash payment made pursuant to this Section 3(c) shall, in the aggregate, exceed $20,000. Notwithstanding the foregoing provisions of this Section 3(c), in the event the Consultant becomes re-employed with another employer during any month in the 12-month continuation period provided for by this Section 3(c), the Company shall have no obligation to pay, reimburse or otherwise provide the Consultant with continuation coverage for any such month.

(d) As additional consideration for the Services rendered herein, the terms of Consultant’s existing stock options shall be amended pursuant to Exhibit B attached hereto.

(e) Consultant shall not be entitled to any other compensation or benefits for the Services other than as set forth in this Section 3.

Section 4. RELATIONSHIP OF THE PARTIES; NO CONFLICTS.

(a) Notwithstanding any provision of this Agreement to the contrary, the Consultant is and shall at all times be an independent contractor and not an employee, agent, partner, or joint venture of the Company.  The Consultant shall have no right under this Agreement, or as a result of its, his or her consulting services to the Company, to participate in any other employee, retirement, insurance or other benefit program of the Company, nor will the Company make any deductions from the Consultant’s compensation for taxes, the payment of which shall be solely the Consultant’s responsibility.  The Consultant is and shall not be eligible to participate in any employee benefit programs of the Company.

(b) The Consultant shall pay, when and as due, any and all taxes incurred as a result of its, Consultant’s compensation hereunder, including estimated taxes, and if requested by the Company, provide the Company with proof of said payments.  The Consultant further agrees to indemnify the Company and hold it harmless to the extent of any obligation imposed on the Company: (i) to pay withholding taxes or similar items; or (ii) resulting from the Consultant being determined not to be an independent contractor.

(c) The Consultant represents and warrants that (a) neither this Agreement nor the performance thereof will conflict with or violate any obligation of the Consultant or right of any third party; (b) the Consultant has obtained all licenses or certifications necessary to perform the Services; and (c) the Consultant shall comply with all applicable laws, rules and regulations in the performance of the Services.

Section 5. NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

(a) The Consultant recognizes and acknowledges that all oral or written knowledge and information which Consultant has, will or may acquire or develop relating to the business of the Company or its subsidiaries or affiliates, including, without limitation, any financial or accounting information, business plans, business strategies, business forecasts, sales and merchandising materials, patents, patent applications, copyrights, trademarks, trademark applications or other intellectual property, models, techniques, know-how, trade secrets, processes, formulations and apparatus relating to the same and any other confidential or proprietary information related to the current, future and proposed products, services and business generally of the Company or its subsidiaries or affiliates (collectively, “Confidential Information”) are the valuable property of the Company or its subsidiaries or affiliates.  Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to the Company or Consultant in the course of the Company’s business.

(b) The Consultant covenants and agrees that: (i) Consultant will use and hold all Confidential Information in accordance with all applicable laws, rules and regulations and in no event will use or cause to be used Confidential Information in a manner harmful to or competitive with the Company and (ii) without the prior written consent of the Company, the Consultant will not use, disclose, divulge or publish any Confidential Information at any time during the term hereof or thereafter except as may be necessary to perform the Services; provided, however, that the Consultant shall not be obligated to treat as confidential, any Confidential Information that the Consultant can prove through Consultant’s own written documentation that (A) was publicly known at the time of disclosure to the Consultant, (B) became publicly known or available thereafter other than by means in violation of this Agreement or any other duty owed to the Company by the Consultant, or (C) was lawfully disclosed to the Consultant by a third party.  In the event a court or governmental agency legally compels Consultant to disclose Confidential Information, Consultant shall promptly inform the Company of the compelled disclosure, so that the Company may seek a protective order or other remedy or waive compliance with this Agreement, or both, and Consultant shall reasonable cooperate with the Company in those efforts.  Consultant shall limit any compelled disclosure of Confidential Information to that which is legally required.

(c) The Consultant agrees that any disclosure of Confidential Information will only be such as is reasonably necessary to the performance of the Services and will only be to Consultant’s employees and assistants who are bound by written agreements with Consultant to maintain the Confidential Information in confidence.

(d) The Consultant agrees not to disclose to the Company, or use in connection with the Consultant’s efforts for the Company, any Confidential Information belonging to any third party, including the Consultant’s prior employers, or any prior inventions made by him or her and which the Company is not otherwise legally entitled to learn of or use.

(e) Upon termination of service hereunder or upon the Company’s request at any time, the Consultant agrees to promptly deliver to the Company, all Confidential Information in Consultant’s possession that is written or other tangible form (together with all copies or duplicates thereof, including computer files), and all other property, materials or equipment that belong to the Company, its affiliates, subsidiaries, customers, prospects or suppliers.

Section 6. INTELLECTUAL PROPERTY.

(a) As used herein, the term “Intellectual Property” means any and all new or useful art, discovery, improvement, technical development, or invention, whether or not patentable, and all related or other copyrights, trademarks, know-how, designs, logos, formulae, processes, manufacturing or other techniques, trade secrets, ideas, artworks, software or other copyrightable, trademarkable or patentable work, that the Consultant, solely or jointly with others, makes, conceives or reduces to practice that resulted from the Consultant’s Services for the Company under this Agreement.

(b) Consultant agrees that all right, title and interest of every kind and nature whatsoever in and to the Intellectual Property made, discussed, developed, secured, obtained or learned by the Consultant during the term of this Agreement, or the 90-day period immediately following termination of this Agreement, shall be deemed “work for hire” and are hereby assigned to the Company on a perpetual, worldwide and exclusive basis without further consideration, and shall be the sole and exclusive property of the Company for any purposes or uses whatsoever, and shall be disclosed promptly by the Consultant to the Company during the course of Consultant’s performance of the Services hereunder.

(c) The Consultant agrees to assist the Company in any reasonable manner to obtain and enforce for the Company’s benefit any patents, copyrights, trademarks and other property rights in any and all countries, with respect to any Intellectual Property, and the Consultant agrees to execute, when requested, patent, copyright, trademark or similar applications and assignments to the Company and any other lawful documents deemed necessary by the Company to carry out the purposes of this Agreement with respect thereto.  In the event that the Company is unable for any reason to secure the Consultant’s signature to any document required to apply for or execute any patent, copyright or other applications with respect to any Intellectual Property (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), after a written demand is made therefor upon the Consultant (which shall refer to the provisions of this Section 6(c)), the Consultant hereby irrevocably designates and appoints the Company and its officers and agents as the Consultant’s agents and attorneys-in-fact to act for and on the Consultant’s behalf and instead of the Consultant, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, mask works or other rights thereon with the same legal force and effect as if executed by the Consultant.

Section 7. NON-SOLICITATION, NON-COMPETITION AND AVOIDANCE OF CONFLICTS.During the term of this Agreement and for a period of two (2) years thereafter, the Consultant agrees that, without the prior written consent of the Company, the Consultant will not, directly or indirectly, on its, his or her behalf or on behalf of any other person or entity: (i) call upon, solicit, divert or take away or attempt to solicit, divert or take away any of the customers, vendors, business or patrons of the Company; (ii) solicit or attempt to solicit for employment or consultancy any person who is then an employee of or consultant to the Company or who was an employee of or consultant to the Company at any time during the three (3) month period immediately prior to the date of the subject solicitation; or own, operate, manage, join, control, participate in the ownership, management, operation or control of, or be paid or employed by, or acquire any securities of, or otherwise become associated with or provide assistance to, as an employee, consultant, director, officer, shareholder, partner, agent, associate, principal, representative or in any other capacity, any business entity which engages in any competitive line of business in which the Company is engaged.

Section 8. EMPLOYMENT OF ASSISTANTS.  Should the Consultant deem it necessary to employ assistants to aid Consultant in the performance of the Services, the Consultant shall so notify the Company and obtain the Company’s prior written consent.  The parties agree that the Company will not direct, supervise, or control in any way such assistants to the Consultant in their performance of Services.  The parties further agree that such assistants are employed solely by the Consultant, and that Consultant alone is responsible for providing workers’ compensation insurance for Consultant’s employees, for paying the salaries and wages of Consultant’s employees, and for ensuring that all required tax withholdings are made.  Consultant further represents and warrants that Consultant maintains workers’ compensation insurance coverage for Consultant’s employees and acknowledges that Consultant alone has responsibility for such coverage.  Consultant shall impose upon such assistants the same confidentiality obligations as contained in this Agreement. In addition to the foregoing, Consultant shall not utilize any Company employees to aid Consultant in the performance of the Services without the Company’s prior written consent and in any event, in accordance with the confidentiality obligations as contained in this Agreement.

Section 9.  INDEMNIFICATION.  The Consultant agrees to indemnify, defend, and hold the Company free and harmless from all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, attorneys’ fees, and costs, that the Company may incur as a result of a breach by Consultant of any representation or covenant contained in this Agreement or the that arise as a result of the provision by the Consultant of the Services.

Section 10.  RIGHTS AND REMEDIES UPON BREACH.  If the Consultant breaches or threatens to commit a breach of any of the provisions of Sections 5, 6 or 7 of this Agreement (the “Protective Covenants”), Consultant agrees that such breach or threatened breach of the Protective Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.  Accordingly, and in addition to any other remedies that may be available, in law, in equity or otherwise, the Company shall be entitled to obtain injunctive relief against the breach or threatened breach of this Agreement or the continuation of any such breach in any court of competent jurisdiction, without the necessity of proving actual damages and without the necessity of posting bond or other security.

Section 11. MISCELLANEOUS.

(a This Agreement shall be governed in all respects by the laws of the State of New York, without regard to any provisions thereof relating to conflict of laws among different jurisdictions.

(b) The parties agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement shall be brought only in the state courts of New York or in the federal courts, in each case located in the state and county of New York. The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.

(c) This Agreement is the entire agreement of the parties with respect to the Services to be provided by the Consultant and supersedes any prior agreements between the parties with respect to the subject matter of this Agreement.  This Agreement may only be amended in writing by the Company and the Consultant and their respective permitted successors and assigns.

(d) The Consultant may not assign, subcontract or otherwise delegate its, his or her obligations under this Agreement without the Company’s prior written consent.  Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

(e) Either party’s failure to enforce any right resulting from a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach by the other party.

(f)           All notices required or permitted to be given by one party to the other under this Agreement shall be in writing and shall be sufficient if sent by either certified mail return receipt requested, nationally recognized courier, facsimile or email transmission or hand delivery to the parties at the respective addresses of the parties on the books and records of the parties.  All notices shall be effective (i) when delivered personally, (ii) when transmitted by fax, electronic or digital transmission, (iii) the business day when delivered by a nationally recognized courier, or (iv) upon receipt if sent by certified or registered mail.

(g) If any of the provisions of this Agreement are found to be invalid under an applicable statute or rule of law, they are to be enforced to the maximum extent permitted by law and beyond such extent are to be deemed omitted from this Agreement, without affecting the validity of any other provision of this Agreement.

(h) This Agreement may be executed in counterparts, each of which will be deemed an original and all of which together shall constitute one and the same instrument.  Such counterparts may be signed and delivered by facsimile or other electronic transmission, which shall constitute valid execution and delivery hereof.

(i) The covenants, representations and warranties in this Agreement shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the Company and the Consultant have signed this Agreement as of the day and year written above.

CONSULTANT		CELLULAR BIOMEDICINE GROUP, INC.

By:	/s/Wei (William) Cao	By:	/s/ Bizuo (Tony) Liu
	Wei (William) Cao		Name: Bizuo (Tony) Liu
Title: Chief Executive Officer

Exhibit A

DUTIES OF CONSULTANT

During the term of this Agreement, Consultant shall in a timely and professional manner provide up to 10 hours per week of the following Services to the Company:

1.
As directed by the Chief Executive Officer of the Company (the “Executive”), advise the Executive on M&A and other strategic opportunities, especially international opportunities in the pharmaceutical industry, and to assist the Company evaluating/exploring future international expansion.

2.	As directed by the Executive, advise the Company on KOA and stem cell and immune cell (cancer therapy) discussions with technical leaders in connection with the Company’s R&D and expansion efforts.

3.	Participate in the Company’s internal scientific reviews and actively work with the Company’s Scientific Advisory Board.

4.
Support the Executive and others in connection with financing, recruitment and other activities as requested by Executive. Consultant shall make himself reasonably available for consultation, either in person or by phone, email or video conference, on an as-needed basis.

5.
Timely provide all necessary information and assistance to the Company and take all action requested by the Company in order to effect the transfer of Consultant’s role as a representative of the Company’s subsidiaries or controlled entities to a new Company designee, including but not limited to Consultant’s resignation from any and all positions with the Company’s subsidiaries or variable interest entities, transfer of any equity interest in [Cellular Biomedicine Group Ltd. (Shanghai)], and the transfer or removal of signatory status, legal representative status, or bank account access authorization in connection therewith.

6.	Provide other related services and advice to the Company as agreed by the parties from time to time.

Exhibit B

OPTION RESTRUCTURING

1.
Any unvested portion of the Non-Qualified Stock Option with an exercise price of $15.53 issued to the Consultant pursuant to that certain Stock Option Award Agreement dated December 31, 2014 will vest until February 4, 2017 at the existing monthly rate.   The options will have an expiration date of August 6, 2017.   After February 4, 2017, vesting will continue monthly for up to another six (6) months as long as this Agreement is effective.  However, after the termination of this Agreement, all vesting will cease.  Notwithstanding the above, if the Consultant ceases to serve as a director of the Company prior to February 6, 2017, he will be deemed to have forfeited such options and any unvested options will vest and expire pursuant to the terms of the above-referenced Stock Option Award Agreement.

2.
Any unvested portion of the Non-Qualified Stock Option issued to Consultant pursuant to that certain Stock Option Award Agreement dated February 20, 2013 shall immediately vest in full on February 6, 2016 pursuant to the Company’s Notice of Termination to Consultant dated January 5, 2016 and shall expire on February 6, 2017.

3.	Options granted in September 2013 shall cease vesting February 6, 2016 and shall expire February 6, 2017.

4.	Any other options held by Consultant will cease to vest on February 6, 2016 and will expire on February 7, 2016 pursuant to the terms of their respective option award agreements.